EXHIBIT 99.2

FOR IMMEDIATE RELEASE

      DOBSON COMMUNICATIONS TO ACQUIRE ADDITIONAL CELLULAR
                      PROPERTY IN OKLAHOMA

OKLAHOMA CITY, June 14, 2000-Dobson Communications Corporation (Nasdaq: DCEL) announced today that it has entered into a definitive agreement to acquire the FCC cellular license for and certain assets related to the Oklahoma 6 Rural Service Area (RSA) for approximately $72.0 million, subject to adjustment. Completion of the transaction is subject to corporate and regulatory approvals, and customary closing conditions.

     The Oklahoma 6 RSA covers seven counties in central and eastern Oklahoma, including the cities of Henryetta, McAlester, Muskogee, Okmulgee, Seminole and Tahlequah. Bisecting it from west to east is the major roaming corridor along Interstate 40 that connects Oklahoma City to Fort Smith, Arkansas. The market also encompasses much of the Indian Nation Turnpike and several recreational areas, including Lake Eufaula, one of Oklahoma's largest and most popular lakes.

     Dobson will gain approximately 25,000 subscribers with the acquisition. The total population base for the Oklahoma 6 RSA is approximately 221,000.

     "Oklahoma 6 is a very promising addition to our operations in the Midwest," said Ed Evans, president and chief operating officer. "We believe that the potential subscriber growth in this region should benefit us, particularly as we strengthen and expand the availability of digital services."

     Dobson Communications is a leading provider of cellular phone services to rural markets in the United States.
Headquartered in Oklahoma City, the Company owns or manages wireless operations in 18 states, covering a total population of
8.6 million. For additional information on the Company and its operations, please visit its web site at www.dobson.net.

     This press release contains forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate. Those statements and the Company's business and prospects are subject to a number of risks, including, but not limited to, substantial capital expenditures required to fund its acquisitions, the inability to secure adequate financing to fund the Company's continued growth, competition, government regulation and the ability of the Company to implement and continue its business strategy. These and other risks are described in the Company's documents and reports, which are available from the Securities and Exchange Commission.

CONTACT:  J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820